NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS STRONG UNDERLYING FIRST QUARTER RESULTS;
CONFIRMS FULL YEAR GROWTH OUTLOOK

Louisville, KY, August 26, 2015 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its first quarter ended July 31, 2015. The company’s reported net sales1 declined 2% to $900 million, but increased 7% on an underlying basis2. Reported net sales growth was negatively impacted by nine percentage points due to foreign exchange. Reported operating income increased 3% to $227 million, an increase of 9% on an underlying basis. Diluted earnings per share increased 7% to $0.75 compared to $0.70 in the prior year period.

Paul Varga, the company's Chief Executive Officer said, "Continuing to build on our results of the last few years, we are off to a strong start in fiscal 2016.  Despite a volatile global economy, adverse foreign exchange, and increasing competitive intensity, our growth in underlying sales and operating income were impressive, and continued to compare quite favorably to our industry competitive set.”

Varga added, "These results were again driven by the Jack Daniel's trademark and our leading portfolio of American whiskey brands.  Given our first quarter results and expectations for the continued global growth of our brands, we are confirming our fiscal 2016 outlook of 6% to 7% underlying sales growth, 8% to 10% underlying operating income growth, and EPS in the range of $3.40-$3.60."

First Quarter 2016 Highlights

•	Underlying net sales increased over 7%:

◦	Price/mix contributed two percentage points to net sales growth and gross margin grew 80bps

◦	The Jack Daniel’s family of brands grew underlying net sales 6% (-3% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 18% (+4% reported)

◦
The company’s super and ultra-premium whiskey brands[3] grew underlying net sales double-digits, including 28% net sales growth from the Woodford Reserve family of brands on both an underlying and reported basis

◦	The el Jimador and Herradura families grew underlying net sales 11% (-5% reported) and 28% (+14% reported), respectively

◦	Emerging markets grew underlying net sales 11% (-9% reported)

•	Underlying operating income increased 9%

First Quarter 2016 Performance By Market
Top-line results in the United States remained strong, with underlying net sales growth of 10% (8% reported). Sales growth was primarily driven by volume growth, fueled by the launch of Jack Daniel’s Tennessee Fire, as well as improvements in price/mix. Jack Daniel’s Tennessee Fire is now in distribution across all 50 states and the company believes the brand is enjoying rapid consumer and trade acceptance, helping drive almost four percentage points of underlying net sales growth in the United States in the first quarter. Results benefited from continued strength across the company’s portfolio of leading American whiskey brands, including the Jack Daniel’s family of brands, the Woodford Reserve family of brands and Old Forester.

Underlying net sales grew 11% (-9% reported) in the emerging markets, powered by market share gains in these fast growing markets. The company achieved double-digit gains in underlying net sales in several markets, including Brazil, Mexico, Poland, Turkey, emerging Africa and Ukraine. Russia experienced a double-digit decline as the weak economy and devaluation of the ruble has negatively impacted consumer demand.

In developed markets outside of the United States, underlying net sales grew 5% (-8% reported). Underlying net sales in the United Kingdom, Germany, and France grew double digits, while solid gains were also registered in Canada, Japan, and New Zealand. Underlying net sales declined double digits in Australia due to the combined effects of a weak economic backdrop, a tough competitive landscape, and a challenging excise tax environment for spirits.

Underlying net sales in Global Travel Retail declined -18% (-36% reported), driven by volume declines in America’s duty free and Europe’s travel retail channels. These declines appear to have been driven by the combination of the timing of orders from customers as well as significantly lower spend in the channel by Russian travelers.

First Quarter 2016 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 6%. Jack Daniel’s Tennessee Honey grew underlying sales by 18%, powered by large gains in markets outside of the United States. Jack Daniel’s Tennessee Fire contributed almost three percentage points to the family’s underlying net sales growth.

Brown-Forman’s portfolio of super- and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood, collectively grew underlying net sales by double digits. Old Forester also grew underlying net sales well into the double digits, and the Woodford Reserve family of brands grew underlying net sales 28%.

The Finlandia vodka family of brands returned to modest growth, posting a 3% increase in underlying net sales (-18% reported) primarily due to Poland, which has largely worked through last year’s excise-tax driven issues but is still suffering from weak consumer demand.

The el Jimador and Herradura families grew underlying net sales by 11% and 28%, respectively, with double-digit gains for both brands in the United States. Results in Mexico were also strong, including double-digit gains for New Mix and Herradura, although New Mix growth was partly related to customer buying patterns. El Jimador grew underlying sales outside of the United States in the first quarter despite volume declines in Mexico as the company continues to reposition the brand at a higher level through additional price increases.

The Southern Comfort family of brands experienced a 4% decline in underlying net sales in the quarter, driven by competitive pressure from new flavored whiskies.

Other P&L Items
Company-wide price/mix improvements contributed approximately two percentage points of underlying sales growth and helped deliver gross margin expansion of 80bps. Underlying A&P spend increased by 3% (-4% reported) and underlying SG&A increased by 6% (-1% reported).

Financial Stewardship
On July 23, 2015, Brown-Forman declared a regular quarterly cash dividend of $0.315 per share on its Class A and Class B common stock. The cash dividend is payable on October 1, 2015 to stockholders of record on September 8, 2015. Brown-Forman has paid regular quarterly cash dividends for 70 consecutive years and has increased the dividend for 31 consecutive years.

As of July 31, 2015, total debt was $1,492 million, up from $1,183 million as of April 30, 2015, and as of July 31, 2015, net debt was $998 million, up from $813 million as of April 30, 2015. The increase largely reflects proceeds from the issuance of $500 million of 4.5% 30-year senior unsecured notes in June of 2015 offset by a $177 million decrease in short-term borrowings.

Additionally, during the first quarter, the company repurchased a combined total of 2.4 million Class A and Class B shares for $227 million, at an average price of $95 per share. The remaining share repurchase authorization as of August 26, 2015 totaled $765 million.

Fiscal Year 2016 Outlook
Significant uncertainty remains around the global economic environment and its potential impact on our business, making it difficult to predict future results.

Assuming no further deterioration in the global economy, the company expects continued growth across most major markets, driven by the favorable dynamics that have been fueling growth since fiscal 2012, including strong global demand for authentic American whiskey brands, consumer interest in flavored whiskey, and a trend towards premium spirits.
In fiscal 2016, the company continues to expect 6% to 7% growth in underlying net sales. The company also expects gross margins to expand modestly in fiscal 2016, with additional operating margin expansion driven by leveraging the SG&A investments made over the past few years. The company believes that this should result in 8% to 10% growth in underlying operating income, and diluted earnings per share of $3.40 to $3.60 in fiscal 2016.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, a digital audio recording of the conference call will also be available on the website approximately two hours after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Southern Comfort, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,400 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general and administrative expenses and (e) underlying operating income. A reconciliation of each of these non-GAAP measures for the three-month period ending July 31, 2015, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release.
3 Super/Ultra-premium whiskey brands include the Woodford Reserve family, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold and Collingwood.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing,, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months July 31, 2014 and 2015
(Dollars in millions, except per share amounts)

	2014	2015	Change

Net sales	$921	$900	(2%)
Excise taxes	216	201	(7%)
Cost of sales	210	208	(1%)
Gross profit	495	491	(1%)
Advertising expenses	99	95	(4%)
Selling, general, and administrative expenses	170	169	(1%)
Other expense (income), net	5	—
Operating income	221	227	3%
Interest expense, net	7	9
Income before income taxes	214	218	2%
Income taxes	64	62
Net income	$150	$156	4%

Earnings per share:
Basic	$0.70	$0.75	7%
Diluted	$0.70	$0.75	7%

Gross margin	53.7%	54.5%
Operating margin	23.9%	25.2%

Effective tax rate	29.8%	28.5%

Cash dividends paid per common share	$0.290	$0.315

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,444	207,263
Diluted	215,019	208,638

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2015	July 31, 2015
Assets:
Cash and cash equivalents	$370	$494
Accounts receivable, net	583	505
Inventories	953	1,035
Other current assets	348	337
Total current assets	2,254	2,371

Property, plant, and equipment, net	586	608
Goodwill	607	605
Other intangible assets	611	605
Other assets	130	145
Total assets	$4,188	$4,334

Liabilities:
Accounts payable and accrued expenses	$497	$438
Dividends payable	—	65
Accrued income taxes	12	54
Short-term borrowings	190	13
Current portion of long-term debt	250	250
Other current liabilities	9	13
Total current liabilities	958	833

Long-term debt	743	1,229
Deferred income taxes	107	112
Accrued postretirement benefits	311	304
Other liabilities	164	149
Total liabilities	2,283	2,627

Stockholders’ equity	1,905	1,707

Total liabilities and stockholders’ equity	$4,188	$4,334

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2014 and 2015
(Dollars in millions)

	2014	2015

Cash provided by operating activities	$112	$147

Cash flows from investing activities:
Additions to property, plant, and equipment	(31)	(39)
Cash used for investing activities	(31)	(39)

Cash flows from financing activities:
Net change in short-term borrowings	5	(176)
Proceeds from long-term debt	—	490
Debt issuance costs	—	(5)
Acquisition of treasury stock	(12)	(230)
Dividends paid	(62)	(65)
Other	12	7
Cash provided by (used for) financing activities	(57)	21

Effect of exchange rate changes on cash and cash equivalents	(1)	(5)

Net increase in cash and cash equivalents	23	124

Cash and cash equivalents, beginning of period	437	370

Cash and cash equivalents, end of period	$460	$494

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2015	April 30, 2015

Reported change in net sales	(2)%	4%
Impact of foreign currencies	9%	3%
Estimated net change in distributor inventories	1%	(1)%

Underlying change in net sales	7%	6%

Reported change in gross profit	(1)%	5%
Impact of foreign currencies	6%	3%
Estimated net change in distributor inventories	1%	(1)%

Underlying change in gross profit	7%	7%

Reported change in advertising	(4)%	—%
Impact of foreign currencies	7%	4%

Underlying change in advertising	3%	4%

Reported change in SG&A	(1)%	2%
Impact of foreign currencies	6%	2%

Underlying change in SG&A	6%	4%

Reported change in operating income	3%	6%
Impact of foreign currencies	3%	6%
Estimated net change in distributor inventories	4%	(3)%

Underlying change in operating income	9%	9%

Note: Totals may differ due to rounding

Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assists in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust for (a) foreign currency exchange and (b) if applicable, estimated net changes in trade inventories. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Three Months Ended July 31, 2015

	% Change vs. FY2015
Brand	Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion [3]	Reported	Foreign Exchange	Estimated Net Change in Trade Inventories	Underlying
Jack Daniel’s Family	3%	6%	-3%	8%	1%	6%
Jack Daniel’s Tennessee Whiskey	3%	3%	(4)%	8%	—%	4%
Jack Daniel’s Tennessee Honey	14%	14%	4%	8%	6%	18%
Other Jack Daniel’s Whiskey Brands[4]	63%	63%	21%	6%	18%	45%
Jack Daniel’s RTD/RTP[5]	(4)%	(4)%	(16)%	12%	(1)%	(4)%
Southern Comfort Family	(6)%	(4)%	(6)%	6%	(3)%	(4)%
Finlandia Family	(4)%	1%	(18)%	19%	2%	3%
el Jimador Family[6]	6%	6%	(5)%	8%	7%	11%
New Mix RTD[7]	43%	43%	28%	24%	0%	51%
Herradura Family[8]	21%	21%	14%	11%	3%	28%
Woodford Reserve Family	26%	26%	26%	4%	(2)%	28%
Canadian Mist Family	(6)%	(6)%	(3)%	0%	(1)%	(5)%
Rest of Brand Portfolio (excl. Discontinued Brands)	7%	7%	(2)%	11%	(2)%	11%
Total Portfolio	7%	5%	(2)%	9%	1%	7%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentleman Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye and Jack Daniel's 1907.
5 Refers to RTD and RTP line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador Flavors, el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.
8 Includes Herradura, Herradura Ultra, Herradura Coleccion De La Casa, and Herradura Seleccion Suprema.